Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF CONTRACT

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT, dated as of the 2nd day of December, 2005, made by TOMMY HILFIGER U.S.A., INC., a Delaware corporation having an office at 25 W. 39th Street, New York NY 10018 (hereinafter referred to as “Assignor”), and 25 West 39th Street Realty, LLC, a New York limited liability Company, having an office at c/o Chetrit Group, LLC, 404 Fifth Avenue, New York, New York 10018 (hereinafter referred to as the “Assignee”).

W I T N E S S E T H :

WHEREAS, pursuant to a Sale-Purchase Agreement (the “Agreement”), dated as of August 24, 2005, as amended, between Assignor and Assignee, Assignor agreed to assign to Assignee, and Assignee agreed to assume from Assignor, certain contracts, on the terms and subject to the conditions set forth therein; and

WHEREAS, the closing of the transaction contemplated by the Agreement is occurring as of the date hereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Assignor and Assignee hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

2.	Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the contract annexed hereto as Schedule A and made a part hereof, and (ii) delegates to Assignee all of Assignor’s duties to the extent accruing under such contract from and after the date hereof. This Assignment and Assumption is made without any representation or warranty, express or implied, by, or recourse against, Assignor of any kind whatsoever, except to the extent expressly set forth in the Agreement.

3.	Assumption. Assignee hereby accepts the assignment, and assumes the duties, described in Section 2 hereof.

4.	Indemnity. Assignee hereby indemnifies Assignor and Assignor’s directors, officers, employees, shareholders, members, partners or agents, and holds Assignor and Assignor’s directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the contract annexed as Schedule A attached hereto to the extent accruing during the period from and after the date hereof.

5.	Indemnity. Assignor hereby indemnifies Assignee and Assignee’s directors, officers, employees, shareholders, members, partners or agents, and holds Assignee and Assignee’s directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the contract annexed as Schedule A attached hereto to the extent accruing during the period prior to the date hereof.

6.	Successors and Assigns. The terms and conditions of this Assignment and Assumption shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.	Counterparts. This Assignment and Assumption may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this Assignment and Assumption as of the day and year first above written.

TOMMY HILFIGER U.S.A., INC., Assignor

By:	/s/ Steven R. Gursky
Steven R. Gursky
Title:	Secretary

25 West 39th Street Realty, LLC, Assignee

By:	/s/ Meyer Chetrit
Name:	Meyer Chetrit
Title:	President

SCHEDULE A

555 Summit Avenue	FIRE SAFETY ALARMS
Jersey City, New Jersey 07306	FIRE SAFETY ADVISORS
(201) 963-4030 — (212) 558-6590	EMERGENCY LIGHTING
Fax: (201) 963-4371	Local Law 5/73 – Local Law 16/84

October 26, 2004

Phil Scala

Director of Facilities

Tommy Hilfiger

25 West 39th Street

New York, NY 10018

RE:	25 WEST 39TH Street
SERVICE AND MAINTENANCE CONTRACT
FIRE ALARM SYSTEM – LL 5 –
(Includes Fire Department Rule 17-06)

Dear Mr. Scala:

Submitted herewith is a quotation for a continuation Fire Alarm service and maintenance contract for the EST-3 addressable fire alarm and communication system installed in subject premises as follows:

Upon authorization, FSA will continue the inspection, testing, service and maintenance program of the Class ‘E’ fire alarm and communication system installed. Such program will provide the following:

1.	Fire Command Station – semi-annual inspection, testing and cleaning.

2.	Components – semi-annual inspection, testing and cleaning of all components of system, including manual pull stations, fire warden stations, alarm speakers, strobes, smoke detectors, duct detectors and remote annunciator.

3.	Pursuant to Fire Department Rule 17-06 in connection with maintenance and testing of smoke detectors and the requirements for Log Books:

a)	smoke detectors and duct detectors will undergo a cleaning procedure in accordance with manufacturer’s specifications every six months.

b)	smoke detectors and duct detectors will be tested for sensitivity as per manufacturer’s recommended procedure once each year.

c)	An Alarm Log Book will be provided by FSA to be kept at Fire Command Station.

d)	A Smoke Detector Maintenance Log Book will be provided by FSA to be kept on site at the building office.

e)	Both Log Books will be issued each year this Fire Alarm maintenance contract is in effect.

4.	Elevators – semi-annual test of elevator recall system.

5.	All work will be performed during normal working hours, exclusive of Saturdays, Sundays and holidays, unless otherwise directed by subscriber in which case any increased cost for services will be paid to FSA.

6.	Repairs or alterations to system as a result of construction, vandalism, fire, water damage, etc. will be made by FSA when authorized by subscriber.

7.	Terms of Contract: Contract shall be for a five year period starting the first day of December 2004.

8.	Cost of program and service described:

$4,850.00	–	per year, tax not included 25 West 39th Street

Terms of payment:

$2,425.00	–	payable upon signing this contract

$2,425.00	–	payable the first month of each subsequent six month period

9.	It is understood that the contractor is not an insurer, that insurance, if any, shall be obtained by the subscriber and that the amounts payable to the contractor hereunder are based upon the value of the services and the scope of liability as herein set forth and are unrelated to value of the subscriber’s property or the property of others located in subscriber’s premises. The subscriber does not desire this contract to provide for full liability of the contractor and agrees that the contractor shall be exempt from liability for loss or damage due directly or indirectly to occurrences, or consequences therefrom, which the service is designed to detect or avert; that if the contractor should be found liable for loss or damage due to a failure of service in any respect. Its liability shall be limited to a sum equal to ten percent of the annual service charge or $100., whichever is the greater, and that the provisions of this paragraph shall apply if loss or damage, irrespective of cause or origin, results directly or indirectly to person or property from performance or nonperformance of obligations imposed by this contract or from negligence, active or otherwise, of the contractor, its agents or employees.

10.	If during the life of this contract subscriber desires contractor to assume liability beyond that indicated above, a rider to this contract will be entered into by the parties hereto providing for contractor’s additional service charges as are consonant with contractor’s additional cost, in which event Section No. 9 above will be null and void, provided however, that such rider and additional obligation shall in no way be interpreted to hold contractor as an insurer.

/s/ Bobby C. Hough	11/3/04
FOR: 25 WEST 39TH STREET TOMMY HILFIGER	Date

/s/ Michael F. Jennings	10-26-04
Michael F. Jennings	Date
FSA

FAX and MAIL 212-548-1820

Phone 212-548-1881